EXHIBIT 10.1

SERVICES AGREEMENT

This agreement (hereinafter referred to as the “Services Agreement”) made this 21st day of October, 2011 between Allied American Steel Corp., a Nevada corporation based in Pittsburgh, Pennsylvania (hereinafter referred to as “Allied”) and: Multi-Resources Boreal, a Quebec Corporation with offices in Chicoutimi, Quebec (hereinafter referred to as “MRB”);

WITNESSETH AS FOLLOWS:

WHEREAS, Allied is engaged in the business of Mineral Exploration and Mining; and

WHEREAS, MRB is primarily engaged in of Mineral Exploration Services; and

WHEREAS, Allied wishes to employ MRB to provide it with Mineral Exploration Services, and

WHEREAS, Allied and MRB wish to set forth their mutual rights and responsibilities by means of this Services Agreement;

NOW THEREFORE, in consideration for the mutual promises and covenants contained herein, and other good and valuable consideration, the nature and sufficiency of which are hereby acknowledged, it is agreed by and between Allied and MRB as follows:

TERM

This Services Agreement shall have an initial term of six months and shall be automatically extended (hereinafter referred to as “Extension”) for successive six month periods unless terminated by either party as provided herein, provided however, that any such extension shall be on similar terms and the conditions to those set forth in this Services Agreement. Each Extension shall be evidenced by the execution of a separate Services Agreement.  Failure to execute a separate Services Agreement prior to an Extension shall render said Extension “at-will,” and the relationship of the parties thereto shall be deemed to be the same as that relationship herein described unless otherwise agreed in writing.

TERMINATION

Allied may terminate this Services Agreement at any time by giving MRB30 days advance written notice. MRB may terminate this Agreement by giving Allied 30 days advance written notice to Allied and refunding any advances still in its possession on the effective date of termination.

DUTIES OF MRB

Performance by MRB of the services detailed below shall be contingent on the prior receipt by the first of each month of an expense advance sufficient to cover budgeted expenses for that month. These expense advances will be deducted from expenses incurred and fees charged by MRB during the month.  Said expense advance is to be used for items such as subcontractor fees, subcontractor expenses, bookkeeping expenses and other expenses that may be associated with the provision of services to Allied. In the absence of receipt of said advances, MRB shall have no further obligation hereunder.

Classes of Service Offered:  Services/Primary Services

MRB will provide Allied with the following services (hereinafter referred to as the “Classes of Service Offered: Services/Primary Services”):

Providing prospecting, trenching, sampling and other exploration services and manpower for Allied’s Touladi Lake iron-titanium project near Roberval, Quebec, including any equipment necessary for MRB personnel to perform their duties, advising the management team of Allied  and implementing programs for resource identification, and providing advice and direction to Allied regarding their project. All activities will be under the guidance of a representative of Allied.

It is anticipated that the program will be completed in phases, as outlined in Appendix A, with Phase I having been completed in August 2011 and all invoices paid in full to MRB by Allied. Completion of each successive phase will be dependent on the results of the previous phase and said work is not guaranteed.

For Phase II of this program, to be completed prior to December 31, 2011, the following work will be required:

1.	Obtaining all permits and permissions in order to perform a program of trenching and exposing outcrops at Touladi Lake.

2.	Clearing roads to access work areas.

3.	Hiring and directing an excavator and operator to dig trenches and clear outcrops under the direction of an Allied geologist.

4.	Washing outcrops and trenches as might be required.

5.	Channel sampling outcrops and trenched under the direction of an Allied geologist.

6.	Supervising the reclamation of trenches as necessary.

7.	Maintaining sampling protocol and chain of custody as directed by the Allied geologist, including a blanks and duplicate quality control program.

8.	Delivering samples to a representative of the assay lab, or to a shipping company for delivery to assay lab.

9.	Maintaining records of sample locations, orientations and widths.

10.	Providing photo documentation of all work accomplished and outcrops exposed.

It is anticipated that MRB will provide the following personnel and equipment:

1.	A crew of 4 to clear brush and trees for road access and along trenches and other areas to be excavated.

2.	An excavator and operator.

3.	Two crews of two people each for channel sampling.

4.	One assistant for the Allied Geologist.

5.	A crew supervisor.

6.	One VVT at $1525.month.

7.	Vehicles necessary for transporting crews to and from work site.

8.	Topographic maps at scales requested by Allied’s geologist.

9.	All other equipment and supplies necessary for completing the sampling and trenching program.

Deliverables will include:

1.	Samples of the exposed mineral outcrops (delivered to lab or shipper).

2.	Specimens of mineralized material collected under the direction of the Allied Geologist to be shipped to Allied.

3.	A table listing the sample numbers, location, orientations and lengths of all samples taken including duplicated and blanks.

4.	A map in both MapInfo and PDF format showing sample locations relative to UTM coordinates and local landmarks.

5.	A brief report describing the number of samples taken, locations, etc. as directed by Allied’s geologist.

For Phase III, IV, V and VI of this contemplated work program, MRB may subcontract out to third parties, however any amount over $10,000 USD must be agreed to in writing or executed by separate agreement between Allied and the third party vendor.

DUTIES OF ALLIED

Assistance

Allied hereby undertakes, on its own to provide all reasonable support for the services to be performed by MRB pursuant to this Services Agreement, including but not limited to all funding for additional manpower, services or tools requested by MRB and agreed to by Allied (hereinafter referred to as “Assistance”). The nature and extent of Assistance needed shall be dependent on the nature of the work undertaken. Said Assistance shall be provided free of charge to MRB and in a timely manner in accordance with mutually agreed upon schedules and budgets. Allied shall reimburse MRB for any and all reasonable expenses incurred by MRB, its employees or contractors related to the performance of services to Allied under this Agreement. Expenses shall include but not be limited to: (a) subcontractor fees, (b) postage on items sent to or for the benefit of Allied, including insurance purchased thereon; (c) Federal Express; (d) messenger services; (e) telephone charges of any description; (f) transportation such as train, air, sea or car, along with expenses incident thereto such as taxes, title, insurance, parking, fuel and tolls; (g) lodging expenses, including meals and incidental charges, (h) field and office supplies and (i) the purchase and delivery of any other materials necessary to complete services for Allied All expenses shall be submitted in a formatted invoice to Allied. Except for subcontractor fees and vehicle rentals, MRB may not obligate Allied to any single expense with a total value exceeding US$1,500.00 without approval from Allied, which approval shall not be unreasonably withheld.

MRB will be responsible for locating subcontractors, including but not limited to heavy equipment and operators; drilling companies, assay labs and other services as might be contracted. All subcontractors must be approved by Allied and said approval will not be unreasonably withheld.

Indemnification

Each party hereby undertakes to defend, indemnify and hold the other party harmless of and from claims of any nature whatsoever arising from the failure of such indemnifying party or any other consultant, contractor, employee, representative or agent of such party, to adhere to the terms and conditions hereof, or for acts constituting gross negligence by such indemnifying party, including indemnification of and from all attorney’s fees and court costs.

ACCEPTANCE OF SERVICES

Subject to Allied’s prior approval, on a monthly basis, MRB shall require Allied to advance funds required for the following month in accordance with a monthly cash flow forecast.  The forecast will list each line item expense, the amount requested for said expense the previous month, the amount actually spent the previous month, the variance, and the amount requested for the same line item expense for the following month.  Forwarding of the expense advance by an authorized agent of Allied shall constitute prima facie evidence that all services and expenses listed therein have been approved by Allied.

COMPENSATION

MRB will provide rates agreed to and documented in project budgets. Such rates will not exceed actual cost plus 10%.  Vehicles rented by MRB from any vehicle rental agency for use by Allied will be provided at cost.  Vehicles provided by MRB for use on Allied projects, will carry a rental fee of CDN$1300/month plus gasoline.  All other expenses will be provided at cost.

Invoices

Compensation and Reimbursable Expenses shall be documented by means of a monthly invoice enclosed by the last day of the month in which services are rendered. Invoices may be sent by email. Allied hereby acknowledges that failure to remit invoiced amounts when due shall result in irreparable harm to MRB, and agrees to defend, indemnify and hold harmless MRB of and from all fees and costs incurred in the collection of Invoiced amounts due and owing MRB, including all attorney’s fees and court costs incurred therein.

CONFIDENTIALITY

During the Term, Allied will provide MRB with certain information concerning Allied that is designated by Allied as being confidential (“Confidential Information”).  Except with the prior consent of Allied, MRB will not disclose any such Confidential Information to any party other than MRB’s directors, officers, employees, affiliates, agents, advisors and lenders(collectively “Representatives”) who need to know such Confidential Information for the purpose of this Services Agreement, and will use the Confidential Information solely for the purpose of this Services Agreement. MRB shall be responsible for any breach of this Confidentiality Agreement by any of its Representatives.  It is understood and agreed that monetary damages would not be a sufficient remedy for a breach of this Services Agreement and that in addition to all other remedies available at law or in equity, Allied shall be entitled to equitable relief, including injunction and specific performance, without proof of actual damages.

The term “Confidential Information” means any and all proprietary business, technical, financial know-how, trade secrets, intellectual property and other information that is disclosed by Allied to MRB, either directly or indirectly, in each case relating to Allied. The term “Confidential Information” does not include any information that (i) is or becomes publicly available (other than as a result of a breach of this Services Agreement by MRB or its Representatives); (ii) is or becomes available to MRB from a source other than Allied, provided that MRB is not aware (after due investigation) that such source was bound by a confidentiality agreement with respect to such information; or (iii) is known by MRB prior to its disclosure by Allied.

MISCELLANEOUS PROVISIONS

Notices

All notices and other communications shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, registered or certified mail, postage prepaid, return receipt requested, as follows:

To Allied:	To MRB:

Allied American Steel Corp.	Multi-Resources Boreal
℅Jes Black	℅ Frank Guillemette:
600 Grant STE 660	798 rue Malraux
Pittsburg, PA 15219	Chicoutimi, QC G7J 4K4

or to any other address as the person to whom notice is to be given may have previously furnished to the other in writing as set forth above, provided that notice of an address change shall be deemed given only upon receipt.

Entire Agreement

This Agreement constitutes the entire agreement among the parties relating to this engagement and supersedes all prior agreements or understandings between the parties hereto.

Separability

If any one or more of the provisions contained in this Agreement shall be held illegal or unenforceable by a court, no other provisions shall be affected by this holding.

Applicable Law

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflicts of law principles.

WHEREFORE, the parties hereto have signed this Agreement upon the date first above written:

ALLIED AMERICAN STEEL CORP.		MULTI-RESOURCES BOREAL

By:	/s/ Jes Black	By:	/s/ Frank Guillemette

Its:	President	Its:	President

APPENDIX A
CONTEMPLATED WORK PROGRAM

PHASE I:  Prospecting, Due Diligence

Locating mineralized outcrops, estimating size of mineralized zone, identify prospect targets. Required prospectors and clearers to establish access and identify outcrops of interest.  Estimated cost is $31,562.80 USD. Completed.

PHASE II:  Prospect Exploration

PART A: Clear outcrops, preliminary map of outcrops, limited channel sampling. Estimated cost is $30,389.72USDplus assaying. Completed.

PART B:  Establish Baseline and cross section grid, detailed geologic mapping of outcrops, sampling of outcrops, permitting, trenching, build cross sections, estimate geologic potential, produce drill proposal and geologic report. Estimated cost: $200,000 USD (advanced in full upon signature by Allied and MRB), including Allied geologist and geologic draftsman. Planned for October through December 2011.

Objective is to produce a drill program for target drill testing.

PHASE III:  Target Drill Testing – 1,500 meters of drilling

Create standards, obtain permits, stake drill pads, cut drill roads, mobilize drill, diamond drilling, log and sample core, update geologic maps and sections, design confirmation drilling and produce geologic report. Estimated cost:  $300,000. Planned for May through August 2012.

Objective is to advance to the point where a discovery can be announced, with some preliminary assessment of geologic potential.

PHASE IV: Confirmation Drilling – 2,500 meters of drilling

Obtain permits, stake drill pads, cut drill roads, mobilize drill, diamond drilling, log and sample core, update geologic maps and sections, design fill-in drilling, make preliminary resource estimate and produce geologic report. Estimated cost: $600,000. Planned for September through December, 2012.

Objective is to confirm continuity and grade of the deposit and to make a preliminary drill-inferred resource estimate.

PHASE V: Fill-in Drilling – 2,500 meters of drilling

Obtain permits, stake drill pads, cut drill roads, mobilize drill, diamond drilling, log and sample core, update geologic maps and sections, make drill-indicated resource estimate and produce geologic report. Estimated cost: $600,000. Planned for 2013.

Objective is to drill enough holes on a tight enough grid to produce a resource estimate that can be upgraded to a proven and probable reserve with additional metallurgical, economic and engineering inputs.

PHASE VI: Engineering

Metallurgical studies, capital and operating cost estimates, open pit design, cutoff grade estimate, identify permitting required, preliminary DCF-ROI.  Some work can overlap with Phase V.  Estimated cost is $300,000. Planned for 2013.

Objective is to produce a proven and probable ore reserve following 6,500 meters of drilling and feasibility study.